Exhibit 10.1

STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of October 11, 2006 (the “Agreement”), by and between Guy Mushkat, an individual having an address at 451 East 83rd Street, Apt. 11C, New York, NY 10028 (“Seller”) and DAG Media, Inc., a New York corporation with an address at 192 Lexington Avenue, New York, NY 10016 (“Buyer).

W I T N E S S E T H:

            WHEREAS, Seller is the record and beneficial owner of 100 shares of common stock, $0.1 par value per share of Shopila Corporation (the “Company”), a Delaware corporation, representing as of the date hereof the total issued and outstanding shares of the Company; and

            WHEREAS, Seller desires to sell and Buyer desires to purchase, on the terms and subject to the conditions set forth in this Agreement, 80 shares, representing as of the date hereof 80% of the total issued and outstanding shares of the Company (the “Purchased Stock”); and

            WHEREAS, Seller is the President, Chief Executive Officer, Secretary and Director of the Company, and agrees to continue serving the Company as Chief Executive Officer under the Company’s new ownership structure, for a period of not fewer than 5 years, in accordance with, and under the terms and conditions of, the employment agreement attached hereto as Exhibit A (the “Employment Agreement”).

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1.      Sale and Purchase of Stock.  Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 4 below) of the transactions contemplated hereby, Buyer shall purchase from Seller, and Seller shall sell, convey, transfer, and deliver to Buyer good and marketable title to, and the ownership of, the Purchased Stock, free and clear of all Encumbrances (as hereinafter defined in Section ___), in consideration for payment of the Purchase Price by Buyer in accordance with Section 3 below.

            2.       Certificate of Stock.  At Closing, Seller shall deliver to Buyer certificates representing the Purchased Stock, which certificates shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of Seller.

            3.       Purchase Price.  The total, complete and inclusive consideration for the Purchased Stock (the “Purchase Price”) shall be as follows:

(a)	At Closing Buyer shall pay to Seller a cash payment of $100,000 by wire transfer to Seller’s bank account and commit to replace Seller’s personal guaranties to Company’s liabilities up to $90,000.

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(b)	In addition, at Closing Buyer shall issue and deliver to Seller stock certificates representing 50,000 restricted shares of its common stock (the “DAGM Common Stock”) to be disposed pursuant to RULE 144 promulgated under the Securities Act of 1933, as amended (the “ACT”); and

(c)	In addition, at Closing Buyer shall grant Seller an option to purchase up to an additional 50,000 shares of DAGM Common Stock under DAGM’s stock option plan at an exercise price equal to the fair market value at date of grant, such options to be vested in three equal consecutive annual installments of 16,666.66 shares each, commencing October 11, 2007.

4. Closing.

(a)	The Closing of the transaction contemplated by this Agreement (the “Closing”) shall take place on October 11, 2006 at Buyer’s office, or at such other time or place as may be mutually agreed to by the parties.

(b)	At the Closing, Buyer shall pay the Purchase Price, and Seller will issue the Purchased Stock to Buyer.

(c)	Immediately following the Closing, Seller will cause to register the transfer of the Purchased Stock on the transfer books of the Company.

(d)	At Closing Seller and the Company shall execute an employment agreement, in which Seller will commit to a 5 year term of employment, in the form attached hereto as Exhibit A.

(d)	At Closing Seller shall execute a non-competition; non-solicitation agreement, in the form attached hereto as Exhibit B.

(e)	At Closing the parties shall execute shareholders agreement in the form attached hereto as Exhibit C.

(f)	Up to 30 days following the Closing Buyer shall takes all necessary actions and get necessary approvals to replace Seller’s personal guaranty to the Company’s liabilities as set forth in Section 3 (a) above.

5. Representations and Warranties of the Seller.

Seller represents and warrants to Buyer, as of the date hereof, as follows:

a	Corporate Status of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with the requisite corporate power to carry on its business as now being conducted.

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The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions in which the failure to so qualify would result in Material Adverse Effect (as defined in Section 5.g. herein) to the business of the Company.

b	Authorized Stock of the Company. The authorized capital stock of the Company consists of 1,500 shares of common stock, par value $0.1 (“Company Common Stock”), of which 100 shares are issued and outstanding and are owned by Seller. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, fully paid and nonassessable, and are free and clear of all encumbrances and all right, title and interest of all persons other than the Seller, and are subject to no restrictions on transfer that will be breached by the consummation of the transaction contemplated hereby. There are no voting trusts or other agreements with respect to the voting of the equity of the Company.

c.	Title to Purchased Stock. Seller has good and marketable title to the Purchased Stock, free and clear of all encumbrances.

d.	Options and Convertible Securities of the Company. There are no outstanding or authorized subscriptions, options, warrants, calls, conversion rights or other rights, securities, agreements or commitments which obligate or may obligate the Company to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. There are no voting trusts or other agreements or understandings to which the Company or Seller is a party with respect to the voting of the shares of the Company Common Stock, and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of the Company’s Common Stock or other equity securities of the Company.

e.	Subsidiaries. The Company does not have any Subsidiaries. Other than as reflected in the Company’s Balance Sheet, the Company does not own, directly or indirectly, any shares or other equity interest or securities in any business organization, entity or enterprise.

f.	Certificate of Incorporation, Bylaws, Directors and Officers. Seller has delivered to Buyer true and correct copies of the certificate of incorporation and bylaws of the Company including all amendments thereto, as in effect on the date hereof. The minutes book of the Company contains accurate records of all meetings and consents in lieu of meetings of the board of directors of the Company (and any committees thereof, whether permanent or temporary) and of its shareholders since the date of its incorporation, and such records accurately reflect all transactions referred to in such minutes and consents. The stock book of the Company accurately reflects record ownership of the company’s capital stock. Buyer has been provided with a copy of or access to such minute book and stock book.

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g.	No Conflict. Neither the execution and delivery of this Agreement by the Seller, nor the performance by Seller of its obligations hereunder, nor the consummation by Seller of the transactions contemplated hereby will:

(i)	conflict with or result in a breach of or constitute a default under any provision of the certificate of incorporation of the Company, or under any material contract, indenture, lease, sublease, loan agreement to which Seller or the Company is a party or by which it is bound or violate any order, writ, injunction, decrees, law, statute, rule or regulation applicable to Seller.

(ii)	result in the creation or imposition of any lien, claim, restriction, charge or encumbrance, in any event, of a material nature upon any of the assets of any of the Seller or the Company.

h.	Financial Statements. Seller has furnished Buyer with most recent and current financial information pertaining to the Company including all transactions, assets, liabilities, bank accounts, credit card accounts, line of credit accounts, tax and government related documents, vendor and customer agreements, as set forth in Schedule 2. The Company has not suffered any Material Adverse Effect, nor has there occurred or arisen any other event, condition or state of facts of any character that is not reflected in the information provided by this section g, and which could result in any change in or effect on the business of the Company that is or could be expected to be materially adverse to the business, results of operations or prospects of the Company (each such event shall be referred to as a “Material Adverse Effect”).

i.	Liabilities. The Company’s liabilities are as set forth in Schedule 1 and do not exceed $140,000 immediately after closing.

j.	Compliance with Applicable Law, Certificate and Bylaws. The Company has all requisite licenses, permits and certificates (collectively, “Permits”) from all United States or foreign governmental or public bodies or authorities (each a “Governmental Entity”) necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated. The Company is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the knowledge of Seller, threatened, which may result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. To the knowledge of Seller, the business of the Company is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity. The Company is not in default or violation of any provision of its certificate of incorporation or its bylaws.

k.	Seller has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of

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this Agreement and any other instruments and agreements provided for herein, and the performance of Seller’s obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Seller and this Agreement and any other instruments and agreements delivered or to be delivered in connection herewith are or will be the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms and the execution. No further consent, approval or agreement of any person, party, court, government or entity is required to be obtained by the Company or the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

l.	Litigation. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal) or investigation pending or, to the knowledge of Seller, threatened with respect to Seller or the Company or the transaction contemplated hereby. The Company is not in violation of, or in default with respect to, any order, judgment or decree affecting it, its business or its assets or properties.

m.	Tax Matters.

(i)	The company has filed all tax returns, federal, state, local or foreign, that it was required to file under applicable laws and regulations. To Seller’s best knowledge, and based on professional advice, all such tax returns were correct and complete in all respects in so far as they relate to the Company, and have been prepared in substantial compliance with all applicable laws and regulations. All taxes due and owing by the Company as of the date hereof (whether or not shown on any tax return) have been paid or will be paid by Seller when they become due and payable. The Company is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no liens for taxes upon any of the assets of the Company.

(ii)	The Company has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

n.	Employment-Related Matters.

i.	Employee Payments. All salaries, wages, back pay, vacation pay, bonuses, commissions and other compensation payable by the Company to the employees of and consultants to the Company and any previous employees of or consultants to the Company through the date of Closing, including any retention bonus or other compensation payable in

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connection with the Closing, have been or will be paid in full or waived in writing as of the date of the Closing.

ii.	Employee and Independent Contractor List. The Company has, as of the day hereof, only two employees: Christe Skinner, who serves the Company as customer service representative as well as administrative manager, and Guy Mushkat, who serves as the president of the Company. Ms. Skinner’s annual salary is $32,000. The Company also engaged Marcello Sales, Jr. as an independent contractor development intern. No third party has asserted any claim, or, to the knowledge of Seller, has any reasonable basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company or any of the present officers or employees of, or consultants to, the Company contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

iii.	Labor Disputes and Compliance The Company has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours and collective bargaining. The Company has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and it has paid all such amounts to the appropriate governmental agency, insurer or other person in accordance with such laws or agreements.

o.	Assets Other Than Real Property.

i.	Title. The Company has good and marketable title to all of its tangible assets, purchased by Company funds and required for the operation of its business, in each case, free and clear of any mortgage, pledge, lien, claim, charge, security interest, lease or other encumbrance (collectively, “Encumbrances”).

ii.	Condition. All materials, equipment and personal property owned by the Company and used in its business are in good operating condition and repair.

p.	Real Property. The Company does not own or have any interest in any real property, except an office space lease for the office used by the Company as its headquarters and located at 167 Madison Avenue, Suite 404, New York, NY 10016.

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q.	Intellectual Property.

i.	Right to Intellectual Property. The Company owns, or has valid and enforceable rights to use, all source code, object code, trademarks, trade names, service marks, copyrights, including the codes that drives the Company’s website; the content of the Company’s website; the compilation of material that composes the Company’s website, and any applications thereof, domain names, URLs, technology, know-how, trade secrets, and tangible or intangible proprietary information or materials that are used in the business of the Company as currently conducted or as currently proposed to be conducted by the Company (the “Company Proprietary Rights”), free and clear of any and all Encumbrances. Following the Closing, the Company will continue to own or have valid rights to use all Company Proprietary Rights necessary for the on going conduct of its business as currently conducted and as currently proposed to be conducted, without any infringement or conflict with the rights of others.

ii.	List of Company Proprietary Rights. Set forth on Schedule **** hereto is a complete list of all, trademarks, trade names, service marks, registered copyrights, domain names, URLs and any applications therefore, and tangible proprietary information included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

iii.	Royalties. The Company is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of the Company Proprietary Rights.

iv.	Licenses. All Company Proprietary Rights used by the Company or by any other person on behalf of the Company, in the business of the Company as currently conducted, are duly and lawfully licensed or sublicensed to the Company, or the Company is a party to agreements pursuant to which the Company or any other person is authorized to use any Company Proprietary Rights. True and correct copies of all such licenses, sublicenses and agreements have been provided to Buyer.

v.	Protection of Company Proprietary Rights. The Company has at all times diligently protected its rights in the Company Proprietary Rights and has maintained the confidentiality of its trade secrets and other confidential Company Proprietary Rights, and there have been no acts or omissions by the Company, the result of which would be to compromise the rights of the Company to apply for or enforce appropriate legal protection of such Company Proprietary Rights.

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vi.	Company Proprietary Rights. Seller does not own or claim to have any interest in any of the Company’s Proprietary Rights.

vii.	No Conflict. No claims with respect to the Company Proprietary Rights have been asserted or, to the knowledge of Seller, are threatened by any person nor are there any valid grounds for any bona fide claims (i) to the effect that the Company’s source code or object code or any portion thereof, or the Company’s conduct of its business, infringe on any copyright, patent, trademark, service mark, domain name, URL or trade secret, (ii) against the use by the Company of any trademarks, service marks, trade names, domain names, URLs, trade secrets, copyrights, patents, technology or know-how and applications used in the Company’s business as currently conducted or as proposed to be conducted by the Company, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Proprietary Rights. To the knowledge of the Company and Seller, there is no unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party, including any employee or former employee of the Company. No Company Proprietary Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or exploitation thereof by the Company.

viii.	Employee Agreements. To the knowledge of Seller, no employee, officer or consultant of the Company is in material violation of any term of any employment or consulting contract, proprietary information agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any previous employer.

ix.	Certain Software. The software necessary for the operation the Company’s business as currently conducted and of www.shopila.com is either owned by the Company or duly licensed to the Company and available on the Company’s computer system.

r.	Agreement, Contracts and Commitments. Except as disclosed on Schedule __ hereto, the Company is not a party to any agreement, contract or commitment other than agreements with vendors, banks, employees, consultants, leases, licenses and insurance

s.	Validity. All contracts, leases, instruments, licenses and other agreements or documents which the Company is a party to, are valid, enforceable and in full force and effect and the Company has not, nor, to the knowledge of Seller, has any other party thereto, breached any provision of, or defaulted under the terms of any such contract, lease, instrument, license or other agreement or document. Except as disclosed on Schedule __ hereto, the execution and delivery of this Agreement by the Company, and the consummation of the transactions

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contemplated hereby, does not require consent from any third party nor will it cause the Company to be in violation or default under any Company Contract nor entitle any other party thereto to terminate or modify any Company Contract.

t.	Banking Relationships. Schedule * hereto shows the names and locations of all banks and trust companies in which the Company has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

u.	Suppliers and Vendors. The relationships of the Company with its suppliers, and vendors are satisfactory commercial working relationships. No material supplier or vendor of the Company has canceled or otherwise modified its relationship with the Company since January 1, 2005, and, to the knowledge of Seller, no supplier or vendor of the Company has any intention to do so, and, to the knowledge of Seller, the consummation of the transactions contemplated hereby will not result in a Material Adverse Effect on such relationships.

v.	Certain Transactions. Except as disclosed on Schedule __ hereto, the Company is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children in any amount whatsoever. None of said officers or directors, or any members of their immediate families, are indebted to the Company or. To the knowledge of Seller, no officer or director, or any member of his or her immediate family, is, directly or indirectly, interested in any material contract with the Company.

w.	Full Disclosure. Neither this Agreement nor any written statement, report or other document furnished or to be furnished by the Company or Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains, or will contain, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not false or misleading. There is no fact known to Seller which has not been disclosed to Buyer in writing that will result in Material Adversely Effects, or so far as Seller can now foresee will result in a Material Adversely Effect on, (a) the ability of Seller to perform this Agreement or (b) the financial condition, business, operations, assets, properties, results of operations or prospects of the Company.

6. Representations and Warranties of the Buyer:

Buyer represents and warrants to the Seller, as of the date hereof, as follows:

a.	Corporate Status of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of New York, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Buyer is duly qualified and licensed to do

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business and is in good standing in all jurisdictions in which the failure to so qualify would result in Material Adverse Effect to the business of Buyer.

b.	Authority for Agreement; Noncontravention.

i.	Authority. Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to be signed by Buyer have been duly executed and delivered by Buyer and constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

ii.	No Conflict. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of its obligations hereunder, nor the consummation by Buyer of the transactions contemplated hereby will conflict with or result in a violation of (a) any provision of the certificate of incorporation or by-laws of Buyer, or (b) any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Buyer is a party or by which or any of its assets or properties is bound or which is applicable to Buyer or any of its assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

c.	Issuance of the Securities. The DAGM Common Stock to be issued to Seller have been duly authorized and, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances.

d.	Availability of Funds. Buyer currently has access to sufficient funds in cash or cash equivalents and will at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable pursuant to this A.

7. Additional Agreements.

a.	Resignations; Bank Accounts. Each member of the board of directors of the Company, Except Guy Mushkat, and each officer of the Company shall resign as a director and officer of the Company, effective as of the Closing. Any bank

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signatories shall take such action as may be necessary at or after the Closing to revoke their signing authority on all Company bank accounts. After Closing, Seller and Buyer will take such action as to appoint new directors on the Board of directors of the Company and will take such actions as to appoint new signatories.

b.	Right of Access. Seller shall provide to Buyer and its accountants, counsel, and other representatives full access to all of the properties, books, contracts, commitments and records prior to and after the Closing so as to facilitate the acquisition of the Company and the operation of the Company post-Closing. During the period prior the Closing, Seller and Company shall use reasonable efforts to furnish promptly to Buyer all other information concerning the Company ands its business properties, and personnel as Buyer may reasonable request.

c.	Public Announcements. Seller will not issue or permit any of its directors, officers, employees or agents to issue any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby. Buyer at its own discretion may, at any time, make any public announcements with respect to this Agreement or the transaction contemplated hereby.

d.	Further Assurances. If at any time after the Closing any further assignments, conveyances, transfers or assurances in law, or any other actions or things, may be reasonably necessary to transfer, assign, convey or deliver to, or to vest, perfect or confirm in (a) the Company, any right, title or interest of Seller in or to any assets or properties sold to Buyer hereunder, or (b) Buyer any right, title or interest of Seller, of record or otherwise, in or to the Purchased Stock then, in either such case, Seller, at its sole cost and expense, shall use his commercially reasonable efforts to promptly execute, deliver and record, or cause to be executed, delivered and recorded, any and all such further instruments of assignment, conveyance and transfer and take, or cause to be taken, all actions and do, or cause to be done, all things, as may be reasonably requested by Buyer to transfer, assign, convey or deliver the same to, or to vest, perfect or confirm the same in, the Company, or Buyer, as applicable.

e.	Interim Performance. Between the date of this Agreement and the Closing, Seller shall use commercially reasonable efforts to preserve intact the Company’s business organization, employees, operations, goodwill, customers, sales agents and others with whom it has business relationships, and Seller shall cause the Company to carry on its business in the ordinary course and in substantially the same manner as currently being conducted. Without limiting the foregoing, Seller shall cause the Company to pay all invoices in a manner consistent with past practices and shall cause the Company not to, without the prior written consent of Buyer:

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i.	enter into any contract or commitment or take any other action that is not in the ordinary course of business or that, at the time the Company enters into such contract or commitment or takes such action, may reasonably be expected to have a Material Adverse Effect on the business of the Company or on the transaction contemplated by this agreement;

ii.	change the capital structure or stock ownership of the Company in capital stock or any options, warrants or other securities exercisable or exchangeable for, or convertible into, shares of its capital stock or accelerating the exercise period of any such option, warrant or other security;

i.	pay any dividend or distribution;

ii.	enter into financial arrangements for the benefit of its shareholders;

iii.	dispose of any significant part of its assets;

iv.	increase the compensation of or pay any bonus to any officer, director or employee of the Company;

v.	fail to pay or delay the payment of any salary, employee benefit, account payable or other liability other than in the ordinary course of business;

vi.	agree, whether in writing or otherwise, to take any action described in paragraphs (i) through (viii) above.

f.	Satisfaction of Closing Conditions. Seller shall promptly seek all necessary approvals, consents and authorizations of third parties required for the consummation of the transactions contemplated hereby. Seller shall not take any action, or permit the Company to take any action, that would, or is reasonably likely to, result in any of Seller’s representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Closing set forth herein not being satisfied or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

g.	Release. Effective upon the Closing, Seller hereby releases, acquits and forever discharges the Company from liability on or for any and all claims, demands, causes of action, damages, costs, expenses, compensation, and all other liabilities of any kind or nature whatsoever, direct or indirect, known or unknown, contingent or absolute, which Seller has had, now has, or may hereafter have for any reason whatsoever, for or on account of, in consequence of, or arising out of acts or omissions on or prior to the Closing by the Company and/or any of its officers, directors or Affiliates, past or present, other than obligations under the Agreement. Following the Closing, neither the Company nor Buyer shall have any obligation to indemnify or hold harmless any person who served as an officer or director of the Company or Seller prior to the Closing in respect of any claim or action arising out of or related to such service.

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h.	Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing:

i.	Tax Indemnification. Seller shall indemnify the Company and Buyer, and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i) all taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the date of the Closing and the portion through the end of the date of the Closing for any taxable period that includes (but does not end on) such date (the “Pre-Closing Tax Period”), (ii) any and all taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes are imposed in connection with an event or transaction occurring before the Closing.

ii.	Responsibility for Filing Tax Returns for Periods through Closing Date. Seller shall file all Federal and State tax returns for all periods through the date of the Closing and pay all income taxes attributable to such income. Buyer shall have the right to review and comment on any such tax returns prepared by Seller.

iii.	Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) of the Company, incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its expense, file all necessary tax returns and other documentation with respect to all such taxes, fees and charges, and, if required by applicable law, Buyer will join in the execution of any such tax returns and other documentation.

8. Conditions to Closing

a.	The obligations of the parties hereto to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions

i.	No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the transactions contemplated by this Agreement, and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain,

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invalidate or set aside consummation of the transactions contemplated by this Agreement.

ii.	Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency that would prohibit or materially restrict the consummation of the transactions contemplated by this Agreement.

b.	Conditions Precedent to Obligation of Buyer to Effect the Acquisition. The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing of the following additional conditions:

i.	Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing, with the same force and effect as if made on and as of the Closing.

ii.	Agreements and Covenants. Seller shall have performed all of its agreements and covenants set forth herein that are required to be performed by him on or prior to the Closing.

iii.	Diligence. Buyer requested from Seller relevant information for its due diligence.

iv.	Liabilities of the Company. The Seller shall have paid all liabilities, including unpaid liabilities to the Company’s vendors and suppliers, as set forth in Schedule *** and the Company’s outstanding liabilities immediately following the Closing Date do not exceed $140,000.

c.	Conditions to Obligations of Seller to Effect the Acquisition. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing of the following additional conditions:

i.	Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing, with the same force and effect as if made on and as of the Closing.

ii.	Agreements and Covenants. Buyer shall have performed all of its agreements and covenants set forth herein that are required to be performed by it on or prior to the Closing.

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9. Survival of Representations; Indemnification

a.	Survival of Representations. The representations, warranties, covenants and agreements contained herein, will survive the Closing and continue in full force and effect for a period of eighteen (18) months after the Closing; provided however that the representations and warranties in Section 5 and 6 and the covenants in Section 7 shall survive until expiration of the statute of limitations period. Notwithstanding the foregoing, any representation, warranty, covenant or agreement that would otherwise terminate will continue to survive if a claim shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under this Section 9 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 9.

b.	Indemnification. Seller hereby agrees to indemnify, defend and hold harmless Buyer and its officers, directors, employees, representatives and agents (the “Indemnified Parties”) from and against any and all claims, costs, losses, expenses, liabilities, taxes, fines, penalties or other damages, including, without limitation, interest, penalties and reasonable attorneys’ fees and disbursements (collectively “Damages”) by reason of or otherwise arising out of any breach of, or inaccuracy in, any representation or warranty contained in Section 5 or otherwise made by Seller in this Agreement, including the Schedules hereto or any certificates delivered by the Company or Seller pursuant to this Agreement, in each case as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom;

c.	Buyer hereby agrees to indemnify, defend and hold harmless Seller and its officers, directors, employees, representatives and agents (the “Indemnified Parties”) from and against any and all claims, costs, losses, expenses, liabilities, taxes, fines, penalties or other damages, including, without limitation, interest, penalties and reasonable attorneys’ fees and disbursements (collectively “Damages”) arising by reason of breach of any of Buyer’s representation, contained in Section 6 above.

d.	Limitation of Indemnification. Notwithstanding the provisions of this Article 9 (Indemnification), neither party’s liability under this Article 9 shall exceed $250,000 in the aggregate.

e.	The amounts for which the Indemnified Parties may seek indemnification under this Section 9 b. shall extend to, and as used herein the term “Damages” shall include, reasonable attorneys’ fees and disbursements, reasonable accountants’ fees, costs of litigation and other expenses incurred by them in the defense of any claim asserted against them and any amounts paid in settlement or compromise of any claim asserted against them to the extent that

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the claim asserted is or would have been subject to the indemnification provisions hereof.

10.	Termination; Effect of Termination

a.	Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

i.	at any time before the Closing, by mutual written agreement of Seller and Buyer;

ii.	at any time before the Closing without liability to the terminating party, by Seller or Buyer, in the event that any order or law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement upon notification of the non-terminating party by the terminating party;

iii.	at any time before the Closing, by Buyer in the event of a material breach of this Agreement by Seller if Seller fails to cure such breach within fifteen (15) days following notification thereof by Buyer.

b.	Effect of Termination. If this Agreement is validly terminated pursuant to this Section 10, all further obligations of the parties under this Agreement will terminate, and there will be no further liability or obligation on the part of Seller or Buyer (or any of their respective officers, directors, employees, agents or other representatives), except for claims of breach of this Agreement arising under this Agreement prior to termination and for the provisions of Articles 10 and 11, which shall survive the termination hereof. The termination of this Agreement shall not be deemed an exclusive remedy available to a party for breach of this Agreement.

11.	Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as specifically provided to the contrary in this Agreement.

12.	Entire Agreement, Waivers, Severability. This Agreement including its Exhibits represents the entire agreement between the parties with regard to the subject matter hereof, and governs and supersedes any and all prior agreements, negotiations and understandings, oral or written among the parties with respect to the subject matter hereof. No interpretations, change, waiver, termination or modification of any provision of this Agreement will be binding upon any party unless in writing and signed by both parties. If any general term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement and such term or condition, except to such extent or application, shall not be affected thereby, and each and

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every term and condition shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

13.	Notices. Any and all notices under this Agreement shall be effective (i) on the third business day after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) on the first business day after being sent by express mail, or commercial next business day delivery service providing a confirmation of delivery. All such notices in order to be effective shall be addressed to the respective party’s address first written above. The responsibility to update an address will be on the party whose address has changed, which update shall be pursuant to the notice provision of this section.

14.	Governing Law. This Agreement and any claim or dispute arising out of or relating in any manner to this Agreement shall be construed under and governed by the laws of the State of New York without regard to conflict of law rules applied in such State. All actions and proceedings arising out of, or relating to, this Agreement shall be exclusively submitted to and determined by the appropriate state or federal courts located in New York County, New York. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

15.	Successors and Assigns. This Agreement shall be binding upon the parties hereto, their respective heirs, representatives, successors and assigns provided that this Agreement may not be assigned by any party without the written consent of the other.

16.	Captions. Captions are supplied herein for convenience only and shall not be deemed to be part of this agreement for any purpose.

17.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

[SIGNATURE PAGE TO FOLLOW] 17

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be duly executed, all as an instrument under seal as of the day and year first above written.

Seller: Name: Guy Mushkat Buyer: DAG Media, Inc. By: Assaf Ran Title: Chief Executive Officer

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